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                                                                    EXHIBIT 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Health Care REIT, Inc. for the registration of $1,081,794,619 of debt securities, common stock, preferred stock, depositary shares, warrants and units and to the incorporation by reference therein of our report dated January 16, 2004 (except for Note 16, as to which the date is September 3, 2004), with respect to the consolidated financial statements and schedules of Health Care REIT, Inc. for the year ended December 31, 2003 included in its Current Report on Form 8-K dated September 7, 2004, filed with the Securities and Exchange Commission.



Toledo, Ohio                                              /s/ ERNST & YOUNG LLP
November 29, 2004